Free Writing Prospectus (To the Prospectus dated February 10, 2009, the Prospectus Supplement dated February 10, 2009)	Filed Pursuant to Rule 433 Registration No. 333-145845 September 11, 2009

Buffered iSuperTrackSM Notes due September 29, 2011 Medium-Term Notes, Series A, No. E-3652

Terms used in this free writing prospectus are described or defined in the prospectus supplement. The Buffered iSuperTrackSM Notes (the “Notes”) offered will have the terms described in the prospectus supplement and the prospectus, as supplemented by this free writing prospectus. THE NOTES DO NOT GUARANTEE ANY RETURN OF PRINCIPAL AT MATURITY.

The Reference Asset below is in the form of a Linked Share and represents the Note offering. The purchaser of a Note will acquire a senior unsecured debt security linked to the performance of a single Linked Share. The following terms relate to the Note offering:

•	Issuer: Barclays Bank PLC (Rated AA-/Aa3‡)

•	Issue Date: September 30, 2009‡‡

•	Initial Valuation Date: September 25, 2009‡‡

•	Final Valuation Date: September 26, 2011‡‡‡

•	Maturity Date: September 29, 2011‡‡‡

•	Denominations: Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

•	Initial Price: The closing share price of the Reference Asset on the Initial Valuation Date as set forth in the table below

•	Final Price: The closing share price of the Reference Asset on the Final Valuation Date

•	Periodic Amounts: $25.00, payable semi-annually in arrears, on March 30, 2010, September 30, 2010, March 30, 2011 and September 29, 2011.

•

Payment at Maturity: If the Final Price is greater than the Initial Price (that is the Reference Asset Return is greater than 0%), you will receive a cash payment per $1,000 principal amount equal to $1,000 multiplied by the Reference Asset Return plus the last Periodic Amount payable on the Maturity Date, subject to the Maximum Return on the Notes as indicated in the table below. If the Reference Asset Return is greater than 0%, your payment per $1,000 principal amount will be calculated as follows, subject to the Maximum Return:

$1,000 + [$1,000 x Reference Asset Return] + Periodic Amount

If the Reference Asset Return is less than or equal to 0% but equal to or greater than –15%, you will receive the principal amount of your Notes plus the last Periodic Amount payable on the Maturity Date, calculated as follows:

$1,000 + Periodic Amount

and

If the Reference Asset Return is less than –15%, you will receive a cash payment equal to (a) the principal amount of your Notes plus (b) the principal amount multiplied by the sum of (i) the Reference Asset Return and (ii) the Buffer Percentage plus (c) the last Periodic Amount payable on the Maturity Date, calculated as follows:

$1,000 + [$1,000 x (Reference Asset Return + 15%)] + Periodic Amount

If the Reference Asset declines by more than 25%, you will lose 1% of the principal amount of your Notes for every 1% that the Reference Asset declines. You may lose up to 75% of the principal amount of your Notes.

•	Reference Asset Return: The performance of the Reference Asset from the Initial Valuation Date to the Final Valuation Date, calculated as follows:

Final Price – Initial Price

Initial Price

•	Calculation Agent: Barclays Bank PLC

•	Business Day: New York

The terms of the Note are as follows:

Note Issuance #	Reference Asset (the “Linked Share”)	Initial Share Price	Ticker Symbol	Principal Amount	Periodic Amount per $1,000 Note	Buffer Percentage	Maximum Return**		CUSIP/ISIN
E-3652	iShares Dow Jones U.S. Real Estate Index Fund	TBD	IYR	TBD	$25.00	15%	45.5-55.5	%*	06739JC68/US06739JC681

*	The actual maximum return will be determine on the initial valuation date and will not be less than 45.5%
**	The calculation of the Maximum Return on the Notes will take into account the last Periodic Amount payable on the Maturity Date.
‡	The Notes are expected to carry the same rating as the Medium-Term Notes Program, Series A (the “Program”) by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. (“S&P”). The Program is rated AA- by S&P. This rating does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked). As announced in June 2009, Moody’s Investors Services (“Moody’s”) no longer issues public ratings of notes, such as the Notes, for which repayment of principal is dependent on the occurrence of a non-credit event. Due to this policy change, the Notes will not be rated by Moody’s; however, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. These ratings are subject to downward revision, suspension or withdrawal at any time by the assigning rating organization and are not a recommendation to buy, sell or hold securities.
‡‡	Expected. In the event that we make any change to the expected Initial Valuation Date and the Issue Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of such Note remains the same.
‡‡‡	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page FWP-3 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Note Issuance #		Price to Public		Agent’s Commission‡‡		Proceeds to Barclays Bank PLC
	Reference Asset	Per Note	Total	Per Note	Total	Per Note	Total
E-3652	iShares Dow Jones U.S. Real Estate Index Fund	100%

‡‡	Barclays Capital Inc. will receive commissions from the Issuer equal to [TBD]% of the principal amount of the notes, or [$TBD] per $[1,000] principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated February 10, 2009, the prospectus supplement dated February 10, 2009, the index supplement dated February 10, 2009 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement, index supplement, and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, this pricing supplement and any free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1101). A copy of the prospectus may be obtained from Barclays Capital Inc., 200 Park Avenue—Attn: US InvSol Support, New York, NY 10166.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

GENERAL TERMS FOR THE NOTES OFFERING

This free writing prospectus relates to the Note offering. The purchaser of a Note will acquire a security linked to the Linked Share identified on the cover page. Although the Note offering relates to the linked share identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the linked share or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus and the prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. The prospectus and the prospectus supplement may be accessed on the SEC website at www.sec.gov as follows:

Prospectus dated February  10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

Prospectus Supplement dated February  10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023309/d424b3.htm

PROGRAM CREDIT RATING

The Notes are issued under the Medium-Term Notes Program, Series A (the “Program”). The Notes are expected to carry the rating of the Program by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc (“S&P”). The Program is rated AA- by S&P. This rating does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked). An AA- rating from S&P generally indicates that the issuer’s capacity to meet its financial commitment on the obligations arising from the Program is very strong. As announced in June 2009, Moody’s Investors Services (“Moody’s”) no longer issues public ratings of notes, such as the Notes, for which repayment of principal is dependent on the occurrence of a non-credit event. Due to this policy change, the Notes will not be rated by Moody’s; however, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. An Aa3 rating by Moody’s indicates that the rated securities are currently judged by Moody’s to be obligations of high quality and are subject to very low credit risk. The credit rating is a statement of opinion and not a statement of fact and is subject to downward revisions, suspension or withdrawal at any time by the assigning rating agency and is not a recommendation to buy, sell or hold securities.

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SELECT RISK CONSIDERATIONS

We urge you to read the section “Risk Factors” beginning on page S-5 of the prospectus supplement as the following highlights some, but not all, of the risk considerations relevant to investing in the Notes. In particular we urge you to read the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Fully Principal Protected or Are Contingently Protected”; and

•	“Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”; and

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee a return of 100% of the principal amount invested, even if the Notes are held to maturity. The return on the Notes at maturity is linked to the performance of the Reference Asset and will depend on whether, and the extent to which, the Reference Asset Return is positive or negative. If the Reference Asset declines by more than 25%, you will lose 1% of the principal amount of your Notes for every 1% that the Reference Asset declines. You may lose up to 75% of the principal amount of your Notes.

•

Your Maximum Gain on the Notes Is Limited to the Maximum Return Plus Return on Periodic Amounts Received Prior to the Maturity—If the Final Price is greater than the Initial Price, for each $1,000 principal amount, you will receive a payment at maturity of $1,000 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the Reference Asset, which may be significant. We refer to this percentage as the Maximum Return, which will be set on the Initial Valuation Date and will not be less than the percentage indicated on the cover of this free writing prospectus as applicable to such Notes offering. In addition, you will receive semi-annual periodic amounts payable prior to the maturity. Therefore the maximum total return on the Notes will be limited to the maximum return plus return on periodic amounts paid prior to the maturity.

•

No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Linked Share would have.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the Payment at Maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Asset;

•	the time to maturity of the Notes;

•	the dividend rate on the Linked Share;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•

Taxes—The federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described herein. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that may exceed the Periodic Amounts you receive during the term of the Notes and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

SELECTED PURCHASE CONSIDERATIONS

•

Market Disruption Events and Adjustments—The final valuation date, the maturity date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” with respect to the reference asset; and

•

For a description of further adjustments that may affect the reference asset, see “Reference Assets—Equity Exchange-Traded Fund—Share Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds”.

•

Appreciation Potential—The Notes provide the opportunity to enhance equity returns. If the Reference Asset Return is positive, you will be entitled to receive, per $1,000 Note, an amount equal to $1,000 multiplied by the Reference Asset Return plus the last Periodic Amount payable on the maturity date, subject to the Maximum Return. In addition, you will receive semi-annual periodic amounts payable prior to the maturity. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•

Limited Protection Against Loss—Payment at maturity of the principal amount of the Notes is protected against a decline in percentage terms in the Final Price, as compared to the Initial Price, of up to the Buffer Percentage plus the return on the Periodic Amounts. If the Reference Asset declines by more than 25%, you will lose 1% of the principal amount of your Notes for every 1% that the Reference Asset declines. You may lose up to 75% of the principal amount of your Notes.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement. If you are a non-U.S. holder (as defined in the accompanying prospectus supplement), you may be subject to special rules governing the ownership and disposition of U.S. real property interests and you should therefore discuss such rules with your tax advisor.

FWP–4

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid income-bearing cash-settled executory contract with respect to the Linked Share. If your Notes are so treated, you will likely be taxed on the Periodic Amounts as ordinary income in accordance with your regular method of accounting for United States federal income tax purposes and you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time (other than the amount attributable to the Periodic Amount, which will be treated as ordinary income) and the amount you paid for your Notes (excluding amounts paid in respect of accrued but unpaid Periodic Amounts). Such gain or loss would generally be long term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this free writing prospectus is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.

Although not entirely clear, it is possible that the purchase and ownership of the Notes could be treated as a “constructive ownership transaction” with respect to the Linked Share that is subject to the rules of Section 1260 of the Internal Revenue Code. If your Notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale or maturity of your Notes that is attributable to the appreciation of the shares of the Linked Share over the term of your Notes would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual shares of the Linked Share on the date that you purchased your Notes and sold such shares on the date of the sale or maturity of the Notes (the “Excess Gain Amount”). If the ownership of the Notes is treated as a constructive ownership transaction, we believe it is more likely than not that the Excess Gain Amount will be equal to zero and that the application of the constructive ownership rules will accordingly not have any adverse effects to you. Because the application of the constructive ownership rules is unclear, however, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Notes.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this free writing prospectus.

LINKED SHARE ISSUER AND LINKED SHARE INFORMATION

We urge you to read the following sections in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act by the company issuing the Linked Share can be located by reference to the Linked Share SEC file number specified below.

The summary information below regarding the company issuing the Linked Share comes from the issuer’s respective SEC filings and has not been independently verified by us. We do not make any representations as to the accuracy or completeness of such information or of any filings made by the issuer of the Linked Share with the SEC. You are urged to refer to the SEC filings made by the relevant issuer and to other publicly available information (such as the issuer’s annual report) to obtain an understanding of the issuer’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

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iShares Dow Jones U.S. Real Estate Index Fund

According to publicly available information, iShares Dow Jones U.S. Real Estate Index Fund (the “ETF”) is an exchange-traded fund. Shares of the fund are listed and trade at market prices on NYSE Arca, Inc.

The ETF seeks to provide investment results that correspond generally to the price and yield performance of the Dow Jones U.S. Real Estate Index (the Index). The Index measures the performance of the real estate sector of the U.S. equity market. The index includes companies in the following industry groups: Real Estate holding and development and real estate investment trusts The ETF generally invests at least 90% of its assets in securities of the Index and in depositary receipts representing securities of the index.

Barclays Global Fund Advisors (the “Adviser”) serves as the investment adviser for each iShares fund (each, a “Fund”). On June 16, 2009, Barclays PLC (“Barclays”), the ultimate parent company of the Adviser, accepted a binding offer and entered into an agreement to sell its interests in the Adviser and certain affiliated companies to BlackRock, Inc. (the “BlackRock Transaction”). The BlackRock Transaction is subject to certain regulatory approvals, as well as other conditions to closing.

Information provided to or filed with the Commission by the ETF pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file number 811-09729.

Historical Performance of the Linked Share

The following graph sets forth the historical performance of the Linked Share based on the daily closing share price from January 7, 2002 through September 8, 2009. The closing share price of the Linked Share on September 8, 2009 was 40.10.

We obtained the daily closing share prices below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical closing share prices of the Linked Share should not be taken as an indication of future performance, and no assurance can be given as to the Final Price on the Final Valuation Date. We cannot give you assurance that the performance of the Linked Share will result in the return of any of your initial investment.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

HYPOTHETICAL EXAMPLES

If the Final Price is greater than the Initial Price (that is the Reference Asset Return is greater than 0%), you will receive a cash payment per $1,000 principal amount equal to $1,000 multiplied by the Reference Asset Return plus the last Periodic Amount payable on the Maturity Date, subject to the Maximum Return on the Notes as indicated in the table on the cover page of this free writing prospectus. If the Reference Asset Return is less than or equal to 0% but equal to or greater than –15%, you will receive the principal amount of your Notes plus the last Periodic Amount payable on the Maturity Date. However, if the Reference Asset Return is less than –15%, you will receive a cash payment equal to (a) the principal amount of your Notes plus (b) the principal amount multiplied by the sum of (i) the Reference Asset Return and (ii) the Buffer Percentage of 15% plus (c) the last Periodic Amount payable on the Maturity Date. In addition, you will receive semi-annual Periodic Amounts payable prior to the maturity. If the Reference Asset declines by more than 25%, you will lose 1% of the principal amount of your Notes for every 1% that the Reference Asset declines. You may lose up to 75% of the principal amount of your Notes.

The following table below illustrates the hypothetical total return on the Notes. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, which results from comparing the Payment at Maturity per $1,000 principal amount plus Periodic Amounts paid prior to maturity to $1,000.

All hypothetical total returns are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

The Initial Price and the Final Price of the Linked Share and the associated Reference Asset Return have been chosen arbitrarily for the purpose of these examples and should not be taken as indicative of the future performance of the Linked Share. Some amounts are rounded and actual returns may be different.

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iShares Dow Jones U.S. Real Estate Index Fund.

Assumptions

•	Investor purchases $1,000 principal amount of Notes on the Issue Date at the Price to the Public indicated on the cover of this free writing prospectus and holds the Notes to maturity.

•	No market disruption events, reorganization events or events of default occur during the term of the Notes.

Initial Price: 40.10

Buffer Percentage: 15%

Periodic Amount: $2.50 per $1,000 Note

Maximum Return: 45.5%

Reference Asset Return	Payment at Maturity(excluding Periodic Amounts paid prior to maturity)	Total Return on the Notes (including Periodic Amounts paid prior to maturity)
100.00%	$1,455.00	53.00%
90.00%	$1,455.00	53.00%
80.00%	$1,455.00	53.00%
70.00%	$1,455.00	53.00%
60.00%	$1,455.00	53.00%
50.00%	$1,455.00	53.00%
40.00%	$1,425.00	50.00%
30.00%	$1,325.00	40.00%
20.00%	$1,225.00	30.00%
10.00%	$1,125.00	20.00%
7.50%	$1,100.00	17.50%
5.00%	$1,075.00	15.00%
2.00%	$1,045.00	12.00%
0.00%	$1,025.00	10.00%
-5.00%	$1,025.00	10.00%
-10.00%	$1,025.00	10.00%
-15.00%	$1,025.00	10.00%
-20.00%	$975.00	5.00%
-30.00%	$875.00	-5.00%
-40.00%	$775.00	-15.00%
-50.00%	$675.00	-25.00%
-60.00%	$575.00	-35.00%
-70.00%	$475.00	-45.00%
-80.00%	$375.00	-55.00%
-90.00%	$275.00	-65.00%
-100.00%	$175.00	-75.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the tables above are calculated.

Example 1: The Reference Asset Return is 2%.

On the Final Valuation Date, the Final Price of $40.90 was greater than the Initial Price of $40.10, resulting in a Reference Asset Return of 2%. Because the Reference Asset Return of 2% plus the return on the last Periodic Amount of $25 does not exceed the hypothetical Maximum Return of 45.5%, the investor receives a Payment at Maturity of $1,045 per $1,000 Note calculated as follows:

Reference Asset Return = (40.90 –40.10) / 40.10 =2%

Payment at Maturity = $1,000 + [$1,000 x (2%)] + $25 = $1,045

The total return on the Notes (including return on periodic amounts paid prior to maturity) will be 12%.

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Example 2: The Reference Asset Return is 55%.

On the Final Valuation Date, the Final Price of $62.16 was greater than the Initial Price of $40.10, resulting in a Reference Asset Return of 55%. Because the Reference Asset Return of 55% plus the return on the last Periodic Amount of $2.5 does exceed the hypothetical Maximum Return of 45.5%, the investor receives a Payment at Maturity of $$1,455 per $1,000 Note.

Reference Asset Return = (62.16 – 40.10) / 40.10= 55%

Payment at Maturity = $1,455

The total return on the Notes (including return on periodic amounts paid prior to maturity) will be 53%.

Example 3: The Reference Asset Return is –10%.

On the Final Valuation Date, the Final Price of $36.09 was less than the Initial Price of $40.10, resulting in a Reference Asset Return of –10%. Because the Reference Asset Return of –10% is less than 0% but greater than –15%, the investor receives a Payment at Maturity of $1,025 per $1,000 Note, calculated as follows:

Reference Asset Return = (36.09 – 40.10) / 40.10= –10%

Payment At Maturity = $1,000 + $25= $1,025

The total return on the Notes (including return on periodic amounts paid prior to maturity) will be 10%.

Example 4: The Reference Asset Return is –30%.

On the Final Valuation Date, the Final Price of $28.07 was less than the Initial Price of $40.10, resulting in a Reference Asset Return of –30%. Because the Reference Asset Return of –30% is less than –15%, the investor receives a Payment at Maturity of $875 per $1,000 Note, calculated as follows:

Reference Asset Return = (28.07– 40.10) / 40.10= –30%

Payment at Maturity = $1,000 + [$1,000 x (–30% + 15%)] + $25 = $875.00

The total return on the Notes (including return on periodic amounts paid prior to maturity) will be -5%.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

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